Exhibit 5.1

PHELPS DUNBAR LLP

COUNSELORS AT LAW

New Orleans, LA		Jackson, MS

Baton Rouge, LA	CANAL PLACE	Tupelo, MS
365 CANAL STREET • SUITE 2000
Houston, TX	NEW ORLEANS, LOUISIANA 70130-6534	Gulfport, MS
(504) 566-1311
London, England	FAX: (504) 568-9130	Tampa, FL

www.phelpsdunbar.com

June 23, 2004

Hibernia Corporation

313 Carondelet Street

New Orleans, Louisiana 70130

Re: Hibernia Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Hibernia Corporation, a Louisiana corporation (the “Company”), in connection with the preparation of the above-referenced Registration Statement on Form S-4 and related Prospectus (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on June 23, 2004, for the purpose of registering $100,000,000 in aggregate principal amount of 5.35% Subordinated Notes due May 1, 2014 (the “Exchange Subordinated Notes”) to be offered in exchange for any and all of the Company’s outstanding unregistered 5.35% Subordinated Notes due May 1, 2014 (the “Initial Subordinated Notes”). The Initial Subordinated Notes were issued, and the Exchange Subordinated Notes will be issued, under an Indenture, dated as of April 26, 2004 (the “Indenture”), among the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).

In rendering this opinion, we have examined and relied upon the original, or a photostatic or certified (or otherwise satisfactorily identified) copy, of such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate as the basis for the opinion set forth below, including, without limitation, (i) the Articles of Incorporation and Bylaws of the Company, (ii) the Indenture, (iii) the Registration Statement and (iv) the form of the Exchange Subordinated Note. In such examination, we have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the due and valid authorization, execution and delivery of such documents by the parties to such documents, other than the Company, the authenticity, accuracy and completeness of all

Hibernia Corporation

June 23, 2004

documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity, accuracy and completeness of all corporate records made available to us by the Company, and the truth and accuracy of all facts set forth in all certificates provided to or examined by us.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.	The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Louisiana, with full corporate power and authority to own its properties and conduct its business as described in the Registration Statement.

2.	The Indenture has been duly authorized, executed and delivered, and the Exchange Subordinated Notes have been duly authorized for issuance by the Company and conform in all material respects to the description thereof contained in the Registration Statement.

3.	The execution, delivery and performance of the Indenture and, when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Subordinated Notes have been duly executed by an officer of the Company, as stated in resolutions of the Board of Directors of the Company, and authenticated in accordance with the provisions of the Indenture, the issuance for exchange of the Exchange Subordinated Notes and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, the charter or by-laws of the Company or any statute, rule or regulation or, to the best of our knowledge, order of any governmental agency or body or any court having jurisdiction over the Company or any of their properties.

Solely for the purposes of its opinion dated the date hereof and filed with the Registration Statement, Simpson Thacher & Bartlett LLP may rely, as to matters of the law of the State of Louisiana, upon the opinions set forth in opinion paragraphs 1, 2 and 3 above as if rendered to Simpson Thacher & Bartlett LLP on the date hereof, subject to the assumptions, qualifications, limitations and exceptions set forth herein relating to such opinions.

Our opinions are not intended to, and do not, cover any laws or regulations other than the laws and regulations of the State of Louisiana and applicable federal law. No opinion is expressed with respect to any matter which under any document relevant to or covered by this opinion is purported to be governed by the laws of any other jurisdiction. We express no opinion, implicitly or otherwise, on any matter not expressly set forth herein. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing

Hibernia Corporation

June 23, 2004

law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.

This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

This opinion is for your benefit and it may not be reprinted, reproduced or distributed to any other person for any purpose without our prior written consent, except that we hereby consent to the reference to our firm under the caption “Validity of Exchange Subordinated Notes” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Phelps Dunbar LLP